As filed with the Securities and Exchange Commission on May 25, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROLOGIS
(Exact name of registrant as specified in its charter)

Maryland	74-2604728
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
4545 Airport Way
Denver, Colorado 80239
(Address of principal executive offices, Zip Code)

PROLOGIS 2006 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Edward S. Nekritz, Secretary
ProLogis
4545 Airport Way
Denver, Colorado 80239
(Name and address of agent for service)
(303) 567-5000
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount	offering	aggregate
securities	to be	price per	offering	Amount of
to be registered(1)	registered(1)	share(2)	price(2)	registration fee
Common Shares of Beneficial Interest, $0.01 par value	14,500,000	$11.21	$162,545,000	$11,589.46

(1)	This registration statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, as reported on The New York Stock Exchange on May 21, 2010.

EXPLANATORY NOTE
     This registration statement is being filed for the purpose of registering additional securities issuable pursuant to the ProLogis 2006 Long-Term Incentive Plan. The contents of ProLogis’s earlier registration statement with respect to the Plan (File No. 333-141812) are incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below have been filed with the Securities and Exchange Commission (the “Commission”) by ProLogis (the “Company” or the “Registrant”) and (with the exception of any portion of such documents deemed furnished but not filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are incorporated herein by reference:
     (1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
     (2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;
     (3) The Company’s Current Reports on Form 8-K, filed with the Commission on March 15, 2010, March 17, 2010, March 29, 2010 and May 19, 2010; and
     (4) The description of the Company’s common shares contained or incorporated by reference in the Company’s registration statement on Form 8-A filed February 23, 1994.
     In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

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“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
     Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:
“The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.”
     Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:
“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
     Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:
“The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager,

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member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”
     The Company has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations. In addition, the Company has entered into indemnity agreements with each of its Trustees who is not also an officer of the Company which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and the Company has established a trust to fund payments under the indemnification agreements.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Incorporated by reference to the Exhibit Index attached hereto.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 25th day of May, 2010.

PROLOGIS
By:	/s/ Edward S. Nekritz
Edward S. Nekritz
General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis, hereby constitutes and appoints Walter C. Rakowich, William E. Sullivan and Edward S. Nekritz, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable ProLogis to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the ProLogis 2006 Long-Term Incentive Plan and to file any such documents or instruments with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Walter C. Rakowich	Chief Executive Officer (Principal Executive Officer)	May 25, 2010

Walter C. Rakowich	and Trustee

/s/ William E. Sullivan	Chief Financial Officer (Principal Financial	May 25, 2010

William E. Sullivan	Officer)

/s/ Jeffrey S. Finnin	Chief Accounting Officer	May 25, 2010

Jeffrey S. Finnin	(Principal Accounting Officer)

/s/ Stephen L. Feinberg	Chairman of the Board of Trustees	May 25, 2010

Stephen L. Feinberg

/s/ George L. Fotaides	Trustee	May 25, 2010

George L. Fotaides

/s/ Christine N. Garvey	Trustee	May 25, 2010

Christine N. Garvey

SIGNATURE	TITLE	DATE

/s/ Donald P. Jacobs	Trustee	May 25, 2010

Donald P. Jacobs

Trustee

Lawrence V. Jackson

/s/ D. Michael Steuert	Trustee	May 25, 2010

D. Michael Steuert

/s/ Irving F. Lyons III	Trustee	May 25, 2010

Irving F. Lyons III

/s/ J. André Teixeira	Trustee	May 25, 2010

J. André Teixeira

/s/ Andrea M. Zulberti	Trustee	May 25, 2010

Andrea M. Zulberti

EXHIBIT INDEX

Exhibit
Number	Document Description
4.1	Form of share certificate for common shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.4 to ProLogis’ registration statement No. 33-73382).

4.2	Form of share certificate for Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.8 to ProLogis’ Form 10-K for the year ended December 31, 1996).

4.3	Form of share certificate for Series F Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.1 to ProLogis’ Form 8-K dated November 26, 2003).

4.4	Form of share certificate for Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.1 to ProLogis’ Form 8-K dated December 24, 2003).

4.5	ProLogis Trust Employee Share Purchase Plan, as amended and restated (incorporated by reference to exhibit 4.27 to ProLogis’ Form S-8, dated September 27, 2001).

4.6	Indenture, dated as of March 1, 1995, between ProLogis and State Street Bank and Trust Company, as Trustee (incorporated by reference to Exhibit 4.9 to ProLogis’ Form 10-K for the year ended December 31, 1994).

4.7	First Supplemental Indenture, dated as of February 9, 2005, by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ Form 8-K dated February 9, 2005).

4.8	Second Supplemental Indenture dated as of November 2, 2005 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to Exhibit 4.1 to ProLogis’ Form 8-K filed on November 4, 2005).

4.9	Third Supplemental Indenture dated as of November 2, 2005 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to Exhibit 4.2 to ProLogis’ Form 8-K filed on November 4, 2005).

4.10	Fourth Supplemental Indenture dated as of March 26, 2007 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ form 8-K filed on March 26, 2007).

4.11	Fifth Supplemental Indenture dated as of November 8, 2007 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ form 8-K filed on November 7, 2007).

4.12	Sixth Supplemental Indenture dated as of May 7, 2008 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ form 10-Q for the quarter ended June 30, 2008).

4.13	Seventh Supplemental Indenture dated as of May 7, 2008 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.2 to ProLogis’ form 10-Q for the quarter ended June 30, 2008).

4.14	Eighth Supplemental Indenture dated as of August 14, 2009 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ form 8-K filed on August 14, 2009).

4.15	Ninth Supplemental Indenture dated as of October 1, 2009 by and between ProLogis and U.S. Bank National Association, as Trustee (as successor in interest to State Street Bank and Trust Company) (incorporated by reference to exhibit 4.1 to ProLogis’ form 8-K filed on October 2, 2009).

4.16	9.34% Note due March 1, 2015 (incorporated by reference to exhibit 4.8 to ProLogis’ Form 10-K for the year ended December 31, 1994).

4.17	7.875% Note due May 15, 2009 (incorporated by reference to exhibit 4.4 to ProLogis’ Form 8-K dated May 9, 1995).

4.18	8.65% Note due May 15, 2016 (incorporated by reference to exhibit 4.3 to ProLogis’ Form 10-Q for the quarter ended June 30, 1996).

4.19	7.81% Medium-Term Notes, Series A, due February 1, 2015 (incorporated by reference to exhibit 4.17 to ProLogis’ Form 10-K for the year ended December 31, 1996).

Exhibit
Number	Document Description
4.20	7.625% Note due July 1, 2017 (incorporated by reference to exhibit 4 to ProLogis’ Form 8-K dated July 11, 1997).

4.21	Form of 5.50% Promissory Note due March 1, 2013 (incorporated by reference to exhibit 4.26 to ProLogis’ Form10-K for the year ended December 31, 2002).

4.22	Form of 2.25% Convertible Notes due 2037 (incorporated by reference to exhibit 10.3 to ProLogis’ 10-Q for the quarter ended March 31, 2007).

4.23	7.625% Note due August 15, 2014 (incorporated by reference to exhibit 4.3 to ProLogis’ Form 8-K filed on August 14, 2009).

4.24	7.375% Note due October 30, 2019 (incorporated by reference to exhibit 4.2 to ProLogis’ Form 8-K filed on October 30, 2009).

4.25	7.375% Note due October 30, 2019 (incorporated by reference to exhibit 4.3 to ProLogis’ Form 8-K filed on October 30, 2009).

†5.1	Opinion of Mayer Brown LLP, regarding the legality of the common shares being registered.

†15.1	KPMG LLP Awareness Letter

†23.1	Consent of KPMG LLP

23.2	Consent of Mayer Brown LLP (included in exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature pages hereto).

†	Filed herewith.